Exhibit 99.1

Press Release

TNS, Inc. Announces Fourth Quarter 2010 Financial Results

• Q4 Revenues of $135 Million; GAAP Loss of $0.12 per Share

• Q4 Adjusted Earnings Excluding Pre-Tax Charges of $0.59 per Share

• 2011 Revenue Outlook of $544-$560 Million; Adjusted Earnings per Share Outlook of $2.00 to $2.20

RESTON, Va. — February 28, 2011 — TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its fourth quarter 2010 results.

Henry H. Graham, Jr., CEO, commented, “Fourth quarter results were in line with our expectations.  Our Telecommunication Services Division revenue stabilized excluding the contribution from Cequint, and both the Payments and Financial Services Divisions balanced revenue growth in international markets with challenges in North American markets.  We also completed the CSG integration, delivering expected synergies.  Cash generation remained strong, with 2010 cash flow from operations of $120 million.

“Our implementation of global payment gateway services is proceeding well, and should contribute more meaningfully to revenue growth in the second half of 2011.  With TSD’s revenue stream stabilized, the traction we are gaining with our customers and the investments we have made in our roaming and clearing and verification products, this division is prepared for growth in 2011.  In addition, the Cequint acquisition is performing to plan.”

Mr. Graham concluded, “Our outlook for 2011 does include a material impact from cost and pricing pressures in our North American dial Payments business, however this business remains profitable and cash generating.  This year, our focus is to accelerate investments in TSD and Payments intended to transform our business model toward platforms that can support future growth.  We expect to continue to generate strong levels of cash flow, a portion of which we plan to invest back into solutions for the wireless market, multi-channel payment gateway, and IP registration and verification information services.  Overall, TNS enters 2011 well-positioned to uniquely serve customers’ growing need to outsource value-added, cost-effective, and mission-critical gateway, secure data and network connectivity services.”

TNS acquired the Communication Services Group (CSG) on May 1, 2009 and Cequint, Inc. (Cequint) on October 1, 2010 and has included their results in the Telecommunication Services Division from the dates of acquisition.  Therefore, 2010 results are not comparable to those of prior periods.

Total revenue for the fourth quarter of 2010 decreased 1.7% to $135.1 million from fourth quarter 2009 revenue of $137.5 million.  On a constant dollar basis, revenues for the fourth quarter of 2010 decreased 0.7% to $136.0 million.

Fourth quarter 2010 GAAP net loss decreased to $3.1 million, or $(0.12) per share, from fourth quarter 2009 GAAP net loss of $5.7 million, or $(0.21) per share.  Included in GAAP net loss for the fourth quarter of 2010 were: a pre-tax charge of $1.8 million, or $(0.05) per share, related to the change in the fair value of a contingent consideration related to the Cequint acquisition; and a pre-tax charge of $1.1 million, or $(0.02) per share, of accelerated depreciation related to certain network assets associated with the CSG integration.  Also included in GAAP net loss for the fourth quarter of 2010 is a tax charge related to an increase in the valuation allowance on certain deferred tax assets of $8.6 million, or $(0.34) per share, which was recorded in accordance with FASB ASC 740, Income Taxes.  Included in the GAAP net loss for the fourth quarter 2009 results were the write off of $21.9 million, or $(0.52) per share, of deferred financing fees and original issue discount; and the write off of $3.3 million, or $(0.07) per share, of term loan call premium related to the refinancing of the Credit Facility in November 2009.  Excluding the abovementioned charges, fourth quarter 2010 GAAP net income was $8.0 million, or $0.31 per share, versus GAAP net income of $14.5 million, or $0.56 per share in fourth quarter 2009.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the fourth quarter of 2010 decreased 10.1% to $35.3 million, or 26.1% of revenue, versus $39.3 million, or 28.6% of revenue, for the fourth quarter of 2009.  On a constant dollar basis EBITDA before stock compensation expense for the fourth quarter of 2010 decreased 8.8% to $35.8 million, or 26.3% of revenue.

Adjusted earnings decreased 21.1% to $14.5 million, or $0.56 per share, for the fourth quarter of 2010 compared to adjusted earnings of $18.4 million, or $0.69 per share, for the fourth quarter of 2009.  Excluding the abovementioned $1.1 million in pre-tax charges related to accelerated depreciation from fourth quarter 2010, adjusted earnings decreased 16.1% to $15.5 million, or $0.59 per share from $18.4 million, or $0.69 per share. Included in fourth quarter 2010 adjusted earnings is an incremental $1.0 million gain, or $0.03 per share compared to fourth quarter 2009, primarily related to the revaluation of certain foreign currency denominated assets held by TNS’ Irish subsidiary.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.

The table below discloses adjusted earnings and adjusted earnings per share, excluding the charges mentioned above, at currency exchange rates reported for fourth quarter 2010 and at the 2009 rates.

(In millions, except per share amounts)

	Fourth Quarter 2010	Fourth Quarter 2009	% Change	Fourth Quarter 2010 @ 2009 FX Rates	% Change @ 2009 FX Rates

Revenues	$135.1	$137.5	-1.7%	$136.0	-1.1%

After tax adjusted earnings	$15.5	$18.4	-16.1%	$15.9	-13.6%
Adjusted earnings per share	$0.59	$0.69	-14.1%	$0.61	-12.1%
Shares Outstanding	26.1	26.6	-1.7%	26.1	-1.7%

Financial Review:

Fourth Quarter 2010

Fourth quarter 2010 total revenue decreased 1.7% to $135.1 million from fourth quarter 2009 revenue of $137.5 million. Commencing in 2010, TNS began to report revenue in three global divisions: Payments; Financial Services; and Telecommunication Services.  Revenues generated outside North America, formerly reported as the International Services Division (ISD), are now incorporated into Payments and Financial Services, respectively, and ISD has been eliminated.  Please see historical divisional breakouts in the financial tables in this release.

Included in fourth quarter 2010 revenue are the following components:

•                  Revenues from the Telecommunication Services Division decreased 3.0% to $66.3 million from fourth quarter 2009 revenue of $68.4 million. Included in the fourth quarter of 2010 were revenues of $2.3 million from our acquisition of Cequint, Inc. Excluding the contribution from Cequint, revenues decreased 6.4%, or $4.3 million, as follows:

•                  Revenue from our identity and verification services decreased 9.5%, or $2.9 million, due to the following: $1.3 million in caller name revenue from the loss of a caller name storage customer in the second quarter of 2010, as previously disclosed; $0.9 million decrease in caller name revenue due to a loss by one of TNS’ wireline customers of a portion of its wholesale business; $0.4 million in revenue from the fraud and validation service due to the loss of a customer which became a competitor following the acquisition of the CSG business; and $0.2 million primarily due to price concessions on certain contract renewals.

•                  Revenue from network services decreased 3.2%, or $0.9 million, due to price concessions on the renewal of certain customer contracts, as previously disclosed, which was partially offset by increased demand for SS7 signaling services from existing customers.

•                  Revenue from registry services decreased 10.5%, or $0.8 million, due to a decrease of $1.1 million in TNS’ service order administration business which was partially offset by an increase of $0.3 million from IP registry services.

•                  Revenue from roaming and clearing products increased 13.7%, or $0.4 million, due to market share gains and increased demand for services from existing customers.

•                  On a sequential basis, revenue from the Telecommunication Services Division increased 2.6% to $66.3 million from third quarter 2010 revenue of $64.7 million.  Included in fourth quarter 2010 revenues was $2.3 million related to the acquisition of Cequint. Excluding the contribution from Cequint, revenues decreased 0.9%, or $0.6 million, primarily due to a $0.7 million decrease in cellular switch and transport revenue due to seasonal variations between the third and fourth quarters and to a lesser extent a $0.5 million decrease in caller name revenue due to the loss by one of TNS’ wireline customers of a portion of its wholesale business. These decreases were partially offset by an increase of $0.6 million from identity and verification services.

•                  Revenue from the Payments Division decreased 0.5% to $52.2 million from $52.4 million in fourth quarter 2009.  Excluding the negative impact of foreign currency translation of $0.9 million, revenues increased to $53.1 million on a constant currency basis as follows:

•                  Revenue from the European payments business increased 9.4%, or $2.5 million as follows: market share gains of $1.8 million primarily in Italy, Spain, France and Romania; and a $0.7 million increase in the UK and Ireland consisting of: a $0.5 million increase in IP-based network services, a $0.4 million increase in card present gateway revenue, a $0.3 million increase in non-recurring revenue, and a $0.5 million decrease in prepaid mobile top up service due to anticipated volume reductions.

•                  Revenue from the payments business in Asia Pacific increased 7.9%, or $0.6 million, due to growth in payment gateway products of $1.1 million, or 38%.  This was partially offset by a decrease of $0.5 million in network based products consisting of a decrease of $1.1 million relating to the loss by one customer of a significant portion of its dial business, as previously disclosed, and an increase of $0.6 million in IP-based network services.

•                  Revenue from the payments business in North America decreased 13.0%, or $2.4 million. Included in revenue in fourth quarter 2009 was $1.5 million from TNS’ ATM software product referred to as Sonic, which we ceased selling in fourth quarter of 2009.  Excluding Sonic revenue, North America decreased 5.5%, or $0.9 million, as follows: a decrease of $1.0 million relating to the dial business due to lower average transaction pricing and transaction volume declines related to certain dial customers; and a $0.5 million reduction in TNS’ Canadian ATM processing business, due primarily to a customer in-sourcing its processing services, which resulted in the sale of certain ATM processing equipment in the second quarter. These decreases were partially offset by $0.6 million of growth in sales of IP-based network services.

•                  Revenue from the Financial Services Division decreased 0.4% to $16.6 million from fourth quarter 2009 revenue of $16.7 million.  Revenues decreased $0.1 million on a constant currency basis as follows:

•                  Revenues from the European financial services business remained flat due to market share increases of $0.4 million, offset by $0.2 million due to price compression of market data services and $0.2 million reduction in non-recurring revenues.

•                  Revenues from the Asia Pacific financial services businesses increased 18.6%, or $0.3 million, due to the continued expansion of the number of customer endpoints connected to TNS’ network.

•                  Revenues from the North American financial services business decreased 3.5%, or $0.4 million, due primarily to $1.4 million of continued rationalization of end points and market data access services, which was partially offset by $1.0 million of growth in new endpoints and bandwidth-based services primarily through participants in the foreign exchange community.

Fourth quarter 2010 gross margin decreased 200 basis points to 51.1% from 53.1% in the fourth quarter of 2009.  Included in fourth quarter 2009 revenues and gross margins were $1.5 million related to TNS’ ATM software product referred to as Sonic which TNS ceased selling during the fourth quarter of 2009.  Excluding these Sonic revenues and margins, fourth quarter 2010 gross margin decreased 150 basis points to 51.1% from 52.6% due primarily to investments in personnel and systems to support our payment gateway offerings, IP registry services and roaming and clearing platforms and to a lesser extent from pricing concessions and volume reductions related to legacy CSG customers, as mentioned above, and margin declines in TNS’ North

American dial business.  This was partially offset by a reduction in TNS’ fixed network expense from the integration of the legacy CSG network and TNS network.

During the fourth quarter of 2010, TNS repurchased approximately 1.1 million shares of its common stock pursuant to its stock repurchase program for approximately $19.1 million.

Financial Outlook

Full Year 2011

TNS has established its initial Full Year 2011 outlook based upon the following expectations:

•                  TSD core revenue growth, excluding Cequint, of 2-4% driven primarily by growth in identity and verification (caller name) and roaming and clearing services, partially offset by declines in network services;

•                  The inclusion of Cequint results is expected to contribute approximately $12 million to $15 million to 2011 revenue and to reduce 2011 adjusted earnings after tax by approximately $3.1 million to $3.8 million, or $0.12 to $0.15 per share, achieving an adjusted earnings-neutral run rate during the fourth quarter. Cequint reduced fourth quarter and full year 2010 adjusted earnings by $0.03 per share;

•                  Payments Division revenue growth of 1% - 3%, comprised of:

•                  North American revenue decrease of 10% - 12%. TNS recently learned that toll free service providers were further increasing access rates, which, combined with competitive pricing pressure and the fixed-price nature of customer contracts, is expected to adversely affect 2011 US revenue by $4 million to $5 million, and consolidated adjusted earnings after tax by $5.6 million to $6.1 million, or $0.22 to $0.24 per share.  In addition, TNS expects 2011 revenue to benefit from growth in IP-based network and gateway services, which we anticipate will be partially offset by dial volume declines.  Finally, second quarter 2010 revenue benefited from a non-recurring $1.5 million equipment sale.

•                  European revenue growth of 7-9%, driven by payment gateway services in the UK and Ireland and market share gains of network services in France, Italy and Spain;

•                  Asia Pacific revenue growth of 10-11%, driven primarily by payment gateway services as well as IP-based network services partially offset by the loss of one customer of a portion of its dial business, as previously disclosed;

•                  Financial Services Division revenue growth of 6-7%, driven primarily by growth in the Asia Pacific and European regions and to a lesser extent by growth in bandwidth based services in North America, partially offset by the market rationalization and decline in market data services in North America experienced in 2010;

•                  Investments totaling $3.3 million to $3.8 million, or $0.13 to $0.15 per share, in personnel and systems to support the development of: TSD’s roaming and clearing and registry services; Payment’s multi-channel payment gateways; and TSD’s verification services for sale to Payments customers; and

•                 An approximate 4% decrease in average shares outstanding.

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for 2011.  Please note that all figures exclude special charges previously disclosed.

(In millions except per share amounts)

	Full Year 2011	Full Year 2010	% Change

Revenues	$544 - $560	$527	3% - 6%

After tax adjusted earnings	$51.0 - $56.0	$63.2	(19)% - (11)%
Adjusted earnings per share	$2.00 - $2.20	$2.37	(16)% - (7)%
Shares Outstanding	25.5	26.6	(4)%

First Quarter 2011

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the first quarter of 2011.

(In millions, except per share amounts)

	First Quarter 2011	First Quarter 2010	% Change

Revenues	$129.5 - $132.5	$129.6	(0.1)% - 2.2%

After tax adjusted earnings	$10.6 - $11.6	$15.3	(30.7)% - (24.2)%
Adjusted earnings per share	$0.41 - $0.45	$0.57	(28.1)% - (21.1)%
Shares Outstanding	25.9	26.7	(3.0)%

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “TNS’ 2010 cash flow generation was very strong, and we expect this to continue in 2011 despite our outlook for a decrease in adjusted earnings.  This year, our capital allocation plan calls for $55 million in capital expenditures coupled with a balance of debt prepayments in excess of our required annual amortization and the more immediate return of value to shareholders offered by our stock repurchase program.  The investments we are making in our wireless service offerings, payment gateway, and verification and IP registry services are designed to pay off in growth in the second half of 2011 and in 2012.”

Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, TNS presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. A reconciliation of these non-GAAP measures to the closest GAAP financial measure is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Information”.

EBITDA before stock compensation expense is determined by adding the following items to Net Income, the closest GAAP financial measure: equity in net loss of unconsolidated affiliate, income tax provision, other income (expense), interest expense, depreciation and amortization of property and equipment, amortization of intangibles, the change in fair value of contingent consideration and stock compensation expense.

Adjusted earnings is determined by adding the following items to Net Income, the closest GAAP financial measure: provision for income taxes, certain non-cash items, including amortization of intangible assets, stock compensation expense, the change in fair value of contingent consideration and the amortization of debt issuance costs, and the result is tax effected at an assumed long-term tax rate of 20%, which excludes the effect of our net operating losses. The assumed long-term tax rate of 20% takes into consideration the following primary factors: the income generated outside of the U.S. which is taxed at substantially lower rates than U.S. statutory rates; the cash benefit of our tax-deductible amortization of intangible assets and tax-deductible goodwill; and the cash benefit of tax-deductible stock compensation expense.

We believe that the disclosure of EBITDA before stock compensation expense and adjusted earnings and related per-share amounts are useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. We also rely on adjusted earnings as the primary measure of TNS’ earnings exclusive of certain non-cash charges. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share have limitations as analytical tools, and you should not rely upon them or consider them in isolation or as a substitute for GAAP measures, such as net income and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, EBITDA before stock compensation expense should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted earnings and adjusted earnings per share also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income or net income per share. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share as supplemental information only.

Conference Call

TNS will hold a conference to discuss fourth quarter 2010 results today, February 28, 2011 at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617.213.8055, passcode #75137611. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from February 28, 2011 at 8:00 p.m. Eastern Time through March 8, 2011, and can be accessed by dialing 617-801-6888, passcode #98947900.

About TNS

Transaction Network Services (TNS) is a leading global provider of data communications and interoperability solutions.

TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 40 countries across the Americas, Europe and the Asia Pacific region, with our reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, longer than expected sales cycles, customer delays in migration, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; the Company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2010.  In addition, the statements in this press release are made as of February 28, 2011.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to February 28, 2011.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-814-8209	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Revenues	$135,114	$137,495	$527,135	$474,817
Operating expenses:
Cost of network services	66,029	64,453	261,060	224,497
Engineering and development	10,562	10,413	38,382	37,707
Selling, general, and administrative	24,638	26,278	97,033	99,149
Change in fair value of contingent consideration and acquisition related compensation expense	1,794	—	1,794	—
Depreciation and amortization of property and equipment(1)	12,269	9,405	47,527	32,247
Amortization of intangible assets	11,111	9,494	39,540	32,354
Total operating expenses(2),(3),(4),(5)	126,403	120,043	485,336	425,954

Income from operations	8,711	17,452	41,799	48,863
Interest expense(6),(7)	(6,877)	(33,732)	(24,572)	(58,553)
Other income	1,462	598	4,827	969
Income (loss) before income taxes, and equity in net loss of unconsolidated affiliate	3,396	(15,682)	22,054	(8,721)
Income tax (provision) benefit(8)	(6,368)	10,026	(13,216)	6,777
Equity in net loss of unconsolidated affiliate	—	(35)	(289)	(115)
Net (loss) income	$(3,072)	$(5,691)	$8,549	$(2,059)
Basic and diluted earnings per share:
Basic net (loss) income per common share	$(0.12)	$(0.22)	$0.33	$(0.08)
Diluted net (loss) income per common share	$(0.12)	$(0.22)	$0.32	$(0.08)
Basic weighted average common shares outstanding	25,544,458	25,768,694	25,949,139	25,402,506
Diluted weighted average common shares outstanding	25,544,458	25,768,694	26,607,729	25,402,506

FOOTNOTES:

(1)          Included in depreciation and amortization of property and equipment for the three months and year ended December 31, 2010 are $1.1 million and $5.4 million of accelerated depreciation charges, or $0.02 and $0.11 per share, related to the CSG integration.

(2)          Included in operating expenses for the year ended December 31, 2010 are pre-tax severance charges of $1.3 million, or $0.03 per share.

(3)          Included in operating expenses for the year ended December 31, 2010 are pre-tax costs relating to the acquisition of Cequint, Inc. of $0.7 million, or $0.01 per share, which were expensed in accordance with FASB ASC 805, Business Combinations.

(4)          Included in operating expenses for the year ended December 31, 2009 are costs relating to the acquisition of CSG of $1.6 million, or $0.04 per share, which were expensed in accordance with FASB ASC 805, Business Combinations.

(5)          Included in operating expense for the twelve months ended December 31, 2009 are pretax charges of $1.7 million, or $0.05 per share, relating to severance.

(6)          Included in interest expense for the fourth quarter 2009 was a $21.9 million pre-tax charge, or ($0.51) per share, write off of deferred finance fees and $3.3 million, or ($0.07) per share, related to the May 2009 Credit Facility, following the closing of the November 2009 Credit Facility.

(7)          Included in interest expense for the full year 2009 was a $23.6 million pre-tax charge, or ($0.56) per share, write off of deferred finance fees on the 2007 Credit Facility and the May 2009 Credit Facility following the closing of the November 2009 Credit Facility.  Also included for the full year 2009 was a $3.3 million, or ($0.07) per share, term loan call premium in relation to the refinancing of the May 2009 Credit Facility.

(8)          Included in income tax (provision) benefit for the three months and year ended December 31, 2010 is an expense of $8.6 million, or $(0.34) per share, related to an increase in the valuation allowance on certain deferred tax assets, which was recorded in accordance with FASB ASC 740, Income Taxes.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$56,689	$32,480
Accounts receivable, net	86,988	97,840
Other current assets	14,377	32,614
Total current assets	158,054	162,934

Property and equipment, net	135,418	125,596
Goodwill	38,620	14,844
Identifiable intangible assets, net	306,077	268,925
Other assets	6,570	29,147
Total assets	$644,739	$601,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$71,481	$88,009
Deferred revenue	12,061	13,970
Current portion of long — term debt, net of discount (1)	18,488	15,119
Total current liabilities	102,030	117,098

Long-term debt, net of current portion and discount (1)	385,136	354,594
Fair value of contingent consideration	33,594	—
Other liabilities	8,692	8,414
Total liabilities	529,452	480,106

Total stockholders’ equity	115,287	121,340
Total liabilities and stockholders’ equity	$644,739	$601,446

FOOTNOTES:

(1)                                  Reconciliation of long —term debt balance:

	12/31/10	12/31/09

Current portion of long-term debt, net of discount	18,488	15,119
Long-term debt, net of current portion and discount	385,136	354,594
	403,624	369,713
Unamortized Original Issue Discount	3,871	4,658
Credit Facility outstanding at December 31, 2010	407,495	374,371

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Net (loss) income	$(3,072)	$(5,691)	$8,549	$(2,059)
Non-cash items	33,673	32,009	100,249	95,925
Working capital changes	10,484	4,222	10,865	10,938
Net cash provided by operating activities:	41,085	30,540	119,663	104,804
Purchases of property and equipment, net	(18,212)	(16,834)	(55,026)	(40,638)
Cash paid for business acquisitions, net of cash acquired	(46,259)	—	(46,803)	(230,002)
Net cash used in investing activities:	(64,471)	(16,834)	(101,829)	(270,640)
Proceeds from issuance of long-term debt, net (1)	63,132	363,245	63,132	564,857

Repayment of long-term debt	(1,875)	(368,500)	(31,875)	(408,500)
Payment of long-term debt financing costs	—	—	—	(175)
Proceeds from stock option exercise	40	740	1,947	8,141
Purchase of treasury stock	(19,225)	(403)	(22,657)	(1,861)
Net cash provided by (used in)financing activities:	42,072	(4,918)	10,547	162,462
Effect of exchange rates on cash and cash equivalents	(2,468)	(4,982)	(4,172)	(2,997)
Net increase (decrease) in cash and cash equivalents	16,218	3,806	24,209	(6,371)
Cash and cash equivalents, beginning of period	40,471	28,674	32,480	38,851
Cash and cash equivalents, end of period	$56,689	$32,480	$56,689	$32,480

FOOTNOTES:

(1)           Reconciliation of proceeds from issuance of long-term debt

	Three months ended		Year ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Gross Proceeds	65,000	374,371	65,000	604,371
Original Issue Discount	(376)	(4,875)	(376)	(27,875)
Financing fees related to issuance of debt	(1,492)	(2,903)	(1,492)	(8,290)
Term loan call premium	—	(3,348)	—	(3,348)
Total	63,132	363,245	63,132	564,857

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
EBITDA before stock compensation expense:
Net (Loss) Income (GAAP)	$(3,072)	$(5,691)	$8,549	$(2,059)
Add back the following items:
Equity in net loss of unconsolidated affiliate	—	35	289	115
Provision (Benefit) for income taxes	6,368	(10,023)	13,216	(6,777)
Other income	(1,462)	(598)	(4,827)	(969)
Interest expense	6,877	33,732	24,572	58,553
Depreciation and amortization of property and equipment	12,269	9,405	47,527	32,247
Amortization of intangible assets	11,111	9,494	39,540	32,354
Change in fair value of contingent consideration	1,794	—	1,794	—
Stock compensation expense	1,431	2,925	6,418	10,446
EBITDA before stock compensation expense(1),(2)	$35,315	$39,279	$137,078	$123,910

Adjusted Earnings:
Net (Loss) income (GAAP)	$(3,072)	$(5,691)	$8,549	$(2,059)
Add provision (benefit) for income taxes	6,368	(10,023)	13,216	(6,777)
Income (loss) before provision for income taxes	3,296	(15,714)	21,765	(8,836)

Add back the following items:
Amortization of intangible assets	11,111	9,494	39,540	32,354
Change in fair value of contingent consideration	1,794	—	1,794	—
Other debt related costs	548	26,330	2,021	34,046
Stock compensation expense	1,431	2,925	6,418	10,446
Adjusted earnings before income taxes	18,180	23,035	71,538	68,010
Income tax provision at 20%	(3,636)	(4,607)	(14,308)	(13,602)
Adjusted earnings(3),(4),(5)	$14,544	$18,428	$57,230	$54,408

Weighted average common shares — diluted	26,128,321	26,591,066	26,607,729	25,886,411
Adjusted earnings per common share — diluted	$0.56	$0.69	$2.15	$2.10

FOOTNOTES:

(1)          Excluding the $1.3 million in pre-tax severance charges and the $0.7 million pre-tax charge related to the closing of the Cequint acquisition, EBITDA before stock compensation expense for the three months and year ended December 31, 2010 was $35.3 million and $139.0 million, respectively.

(2)          Excluding the $1.6 million charge related to the closing of the CSG acquisition and the $1.7 million charge related to severance, EBITDA before stock compensation expense for the full year 2009 was $127.3 million.

(3)          Excluding the $1.1 million of accelerated depreciation as part of the CSG integration, adjusted earnings for the three months ended December 31, 2010 were $15.5 million, or $0.59 per share.

(4)          Excluding the $1.3 million in pre-tax severance charges, the $5.4 million of pre-tax accelerated depreciation as part of the CSG integration, the $0.7 million of pre-tax costs relating to the Cequint acquisition adjusted earnings for the year ended December 31, 2010 were $63.2 million, or $2.37 per share respectively.

(5)          Excluding the $1.6 million charge related to the CSG acquisition costs and the $1.7 million charge related to severance, adjusted earnings for the full year 2009 were $57.1 million or $2.21 per share.

TNS, Inc.

Divisional Revenue Breakout by Quarter in 2009

(Unaudited)

(In millions)

	Q1	Q2	Q3	Q4	2009
Historical Divisions as reported
POS	$18.0	$19.6	$19.8	$18.7	$76.1
TSD	15.0	56.9	72.4	68.4	212.7
FSD	12.1	12.1	12.0	11.5	47.7
ISD	30.2	33.3	35.9	38.9	138.3
	$75.3	$122.0	$140.1	$137.5	$474.8

ISD Split
POS	$26.4	$29.2	$31.5	$33.7	$120.8
FSD	3.8	4.1	4.4	5.2	17.5

	$30.2	$33.3	$35.9	$38.9	$138.3

2009 Divisional Breakout for 2010 Comparisons

Payments	$44.4	$48.8	$51.3	$52.4	$196.8
Telecommunication Services	15.0	56.9	72.4	68.4	212.7
Financial Services	15.9	16.3	16.4	16.7	65.2

	$75.3	$122.0	$140.1	$137.5	$474.8

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